EXHIBIT 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE
Wire One Contacts:		Gores Contact:
Christopher Zigmont		Frank Stefanik
Chief Financial Officer	Stewart Lewack	Executive VP, Marketing
Wire One Technologies, Inc.	Jaffoni & Collins Incorporated	& Business Development
603/898-0800;	212/835-8500	Gores Technology Group
investorrelations@wireone.com	wone@jcir.com	310/209-3010

Wire One Completes Sale of Video Solutions Business to
Gores Technology Group

- Changes Name to Glowpoint, Inc. -

- Will Commence Trading Under “GLOW” Symbol Starting September 25 -

HILLSIDE, N.J., September 24, 2003 – Wire One Technologies, Inc. (NASDAQ: WONE), a video communications service provider, announced today that it completed the sale of substantially all of the assets of its Video Solutions business to an affiliate of Gores Technology Group. Wire One reached a definitive agreement to sell the assets to Gores on June 10, 2003 and the Company’s stockholders subsequently voted to approve the sale on August 21, 2003.

Wire One received total consideration of up to $24 million for the transaction, consisting of $21 million in cash, including $19 million at closing and a $2 million holdback, an unsecured $1 million promissory note maturing on December 31, 2004, and a $2 million earnout based on performance of the assets over the next two years. Pursuant to the terms of the agreement, the cash payment reflects a purchase price adjustment of approximately $1 million, which is the amount by which the net assets transferred to Gores, as measured on June 30, 2003, were less than $15 million.

Net proceeds from the transaction will be used to repay existing bank debt, to further expand sales, marketing, engineering and customer support for the Company’s award-winning GlowpointSM videoconferencing service, and for general corporate purposes.

With the completion of the sale and the transfer of the “Wire One Technologies” name to Gores, the Company is now exclusively focused on providing video communication services. Reflecting this transition, the Company has changed its corporate name to Glowpoint, Inc. and its stock will commence trading on the NASDAQ National Market under the “GLOW” stock symbol starting September 25.

-more-

Wire One Technologies Completes Sale of Video Solutions Unit, 9/24/03 page 2 of 2

“An independent, financially viable Glowpoint can grow faster than it would as part of a larger organization, and we’re excited to begin this next chapter in our corporate history,” said Richard Reiss, Chairman and CEO of Glowpoint, Inc. “We look forward to scaling Glowpoint to its fullest potential in the periods ahead.”

About Glowpoint
Glowpoint, Inc. (www.glowpoint.com) operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use. Dedicated exclusively to video communications, the Glowpoint service presently carries over 7,000 calls per month throughout the United States and to Europe, South America and Asia on behalf of nearly 300 customers. To learn more about becoming a Glowpoint sales agent, visit www.isellglowpoint.com.

About Gores Technology Group
With headquarters in Los Angeles, Gores Technology Group is a privately held international acquisition and management firm that pursues an aggressive strategy of acquiring promising high-technology organizations and managing them for growth and profitability. GTG has a successful track record of acquiring and managing companies -- including many divisions acquired from large publicly traded companies -- through its commitment to customers, employees and continued development of intellectual property. GTG has acquired and managed approximately 40 interrelated but autonomous technology-oriented companies with locations throughout the world. Those companies provide a broad range of technology-based products and services to a substantial customer base representing millions of active users worldwide.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for the Company's services; competition from other video communications service providers; and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

GLOWPOINT and SCHEDULEPOINT are service marks of Glowpoint, Inc. All other marks are trademarks or service marks of their respective owners.

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